SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 22, 2005 (December 20, 2005)

MASSEY ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7775	95-0740960
(State or other jurisdiction of Incorporation)	(Commission File No. )	(I.R.S. Employer Identification Number)

4 North 4th Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 788-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Letter Agreement with Don L. Blankenship

On December 20, 2005, Massey Energy Company (the “Registrant”) entered into a letter agreement with Don L. Blankenship regarding his continued employment as Chairman, Chief Executive Officer and President of the Registrant through December 31, 2006 (the “Letter Agreement”).

The material terms and conditions of the Letter Agreement which relates to Mr. Blankenship’s employment by the Registrant for calendar year 2006 are as follows: (i) a base salary of $83,333 per month; (ii) a target cash incentive award of $900,000 based on the achievement of certain performance objectives; (iii) a long term incentive award, subject to the terms, conditions and performance requirements of the November 14, 2005 grants to other employees (with the following exception, the non-qualified stock options must be exercised by Mr. Blankenship in the first 20 days exercise is permissible pursuant to the Registrant’s trading window policy and applicable securities laws following vesting, otherwise they will be automatically forfeited), which includes a $300,000 target cash incentive award based on the achievement of a certain performance objective, 50,000 non-qualified stock options, 12,700 shares of restricted stock and 7,300 restricted stock units; (iv) a performance-based stock unit award totaling 100,000 performance-based stock units payable only in the event a certain performance measure of the Registrant’s 2006 earnings before interest and taxes (“2006 EBIT”) is met (the “EBIT Minimum Target”); (v) a performance-based incentive unit cash award equal to (A) the product obtained by multiplying 333 performance-based incentive units per million of 2006 EBIT achieved, if any, over and above the EBIT Minimum Target up to and including another 2006 EBIT target amount (the “EBIT Mid Target”) by the average of the high and low trading prices of Massey common stock on the New York Stock Exchange on December 29, 2006, plus (B) the product obtained by multiplying 1,500 performance-based incentive units per million of 2006 EBIT achieved, if any, over and above the EBIT Mid Target up to another 2006 EBIT target amount by the average of the high and low trading prices of Massey common stock on the New York Stock Exchange on December 29, 2006; (vi) an additional stock option award of 200,000 non-qualified stock options granted on December 30, 2005 with an exercise price based on the average of the high and low trading prices of Massey common stock on the New York Stock Exchange on December 30, 2005 with service-based vesting on December 30, 2006 that must be exercised in the first twenty days permissible pursuant to the Registrant’s trading window policy and applicable securities laws; (vii) a retention cash bonus award of $300,000 if employed through December 30, 2006; and (viii) the premium payments on split dollar life insurance policies owned by the Registrant with death benefit endorsements payable to Mr. Blankenship, his estate or designated beneficiaries, totaling $4,000,000.

In the event that Mr. Blankenship’s employment with the Registrant terminates during the period commencing January 1, 2006 through December 30, 2006 for any reason other than for Cause (as such term is defined in the Change in Control Severance Agreement discussed below) under circumstances where such cessation of employment is not covered by the Change in Control Agreement, then the Registrant shall pay to Mr. Blankenship, or if Mr. Blankenship is deceased, to his estate, 2.5 times the sum of Mr. Blankenship’s annual base salary of $1,000,000 plus the incentive bonus of $900,000, unless Mr. Blankenship elects to terminate his employment voluntarily during the period commencing January 1, 2006 through December 30, 2006 other than for any reason which would constitute a Constructive Termination Associated With a Change in Control” (as defined, and determined pursuant to the procedure, in his Change in Control Severance Agreement, under circumstances where such Constructive Termination is not covered by the Change in Control Agreement). Mr. Blankenship has entered into a Change in Control Severance Agreement which is disclosed below.

In the event that Mr. Blankenship’s employment with the Registrant terminates during the period commencing January 1, 2006 through December 30, 2006 for any reason, all of Mr. Blankenship’s rights with respect to the performance-based stock unit award, performance-based cash award, additional stock option award and retention cash bonus award, as described in (iv), (v), (vi) and (vii) above shall terminate and all rights thereunder cease, and payment of life insurance premiums as described in (viii) above shall cease.

In addition to the specific forms of remuneration discussed above, Mr. Blankenship will continue to participate in the employment benefit plans and arrangements provided by the Registrant to its other employees and be entitled to receive perquisites provided to him in keeping with past practice.

The foregoing is a summary of the material terms of the Letter Agreement and does not purport to be complete, and is qualified in its entirety by the Letter Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Change in Control Severance Agreements

On December 21, 2005, the Registrant entered into Change in Control Severance Agreements with certain key employees, including those who were named in the Registrant’s 2005 Proxy Statement (the “Named Executive Officers”), with the exception of Baxter F. Phillips, Jr. who entered into that certain Retention and Change in Control Agreement effective as of November 1, 2005 previously reported on a Current Report on Form 8-K filed November 17, 2005. The three forms of Change in Control Severance Agreement are attached as Exhibits 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are hereby incorporated by reference into this Item 1.01. Tier 1 participants include the following Named Executive Officers: Don L. Blankenship (Chairman, Chief Executive Officer and President), Baxter F. Phillips, Jr. (Executive Vice President and Chief Administrative Officer), J. Christopher Adkins (Senior Vice President and Chief Operating Officer), and H. Drexel Short, Jr. (Senior Vice President, Group Operations). Tier 2 participants include Thomas J. Dostart (Vice President, General Counsel and Secretary), also a Named Executive Officer. Tier 2 and Tier 3 participants include certain other key employees of the Registrant. Change in Control Severance Agreements entered into by Messrs. Blankenship, Adkins, Short and Dostart are attached as Exhibits 10.5, 10.6, 10.7 and 10.8, respectively, and are hereby incorporated by reference into this Item 1.01.

The purpose of the Change in Control Severance Agreements is to retain certain members of the Registrant’s management in the face of uncertainty surrounding a potential or actual change in control, by providing a participant with an attractive benefit that would be due and payable to the participant only in the event he continued to work during such uncertainty and were to subsequently find himself terminated or constructively terminated as a result of a change in control. By providing this potential benefit, the Registrant has provided an incentive for the continued efforts and contributions of certain of its key employees during a potential or actual change in control. For purposes of the Change in Control Severance Agreements, “Change in Control” means the occurrence of any of the following events: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires shares of the Registrant having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Registrant; or (ii) as the result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, (a “Transaction”), the persons who were directors of the Registrant before the Transaction shall cease to constitute a majority of the Board of Directors of the Registrant or any successor to the Registrant. For purposes hereof, a “potential” Change in Control is considered to occur and remain present commencing upon the date that any person or group attempts a Change in Control and the participant is either notified by the Board of Directors or aware of an attempted Change in Control. All decisions regarding the time of the commencement, the pendancy and the abandonment or termination of a potential Change in Control shall be made by the Board of Directors in good faith and shall be conclusive and binding on the participants. An “actual” Change in Control means that one of the two events described in (i) or (ii) above has occurred.

The general terms of the Change in Control Severance Agreements are as follows (capitalized terms not defined in this paragraph are defined in the Change in Control Severance Agreements). The Change in Control Severance Agreements cover a three year period for Tier 1 and 2 participants, and a two year period for Tier 3 participants, though the Registrant can unilaterally terminate a participant’s agreement, other than in connection with a Change in Control, if the Registrant determines that the participant is no longer a key employee. During the applicable term of each Change in Control Severance Agreement, payments to a participant are only triggered if (1) there is an Involuntary Termination Associated with a Change in Control within 2 years after an actual Change in Control; (2) termination other than for Cause or other than due to the participant’s death or Disability, that either occurs not more than 3 months prior to an actual Change in Control or is requested by a third party who initiates and within 12 months effects an actual Change in Control; or (3) a Constructive Termination that occurs while a potential Change in Control is pending but before an actual Change in Control occurs. Upon a participant’s termination by the Registrant as a result of or related to a Change in Control for any reason other than Cause, death or Disability, or Constructive Termination, he shall receive the following benefits (subject to cut back and gross-up provisions, if applicable), in addition to remaining pay and benefits otherwise due to him: (i) a lump sum cash payment equal to 2.5 times Base

Pay for Tier 1 participants, 2.0 times for Tier 2 participants and 1.5 times for Tier 3 participants, (ii) a lump sum cash payment equal to 2.5 times Target Bonus for Tier 1 participants, 2.0 times for Tier 2 participants and 1.5 times for Tier 3 participants, (iii) a pro-rata payment of a participant’s Target Bonus for the portion of the fiscal year employed prior to termination, (iv) any award under the Registrant’s long-term cash and equity incentive program, which by its terms vests in connection with the Change in Control, and (v) twenty-four months of medical and dental coverage, or a cash payment in lieu thereof. In no event shall the change in control benefits exceed 2.99 times the sum of a participant’s Base Salary and Bonus. A participant shall not receive change in control benefits in the event his employment is terminated for Cause, death or Disability. In the event a participant is entitled to receive payments and benefits as a result of an Involuntary Termination Associated With a Change in Control within the two year period after an actual Change in Control, he is bound by a one-year non-compete and non-solicitation agreement. In order to receive his payments and benefits, a participant also is required to sign a release, generally releasing the Registrant from any claims the participant may have against the Registrant, other than as they may relate to compensation and benefits.

The foregoing is a summary of the material terms of the Change in Control Severance Agreements and does not purport to be complete, and is qualified in its entirety by the applicable Change in Control Severance Agreement.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit
10.1	Letter Agreement of Don L. Blankenship.
10.2	Form of Change in Control Severance Agreement for Tier 1 Participants.
10.3	Form of Change in Control Severance Agreement for Tier 2 Participants.
10.4	Form of Change in Control Severance Agreement for Tier 3 Participants.
10.5	Change in Control Severance Agreement with Don L. Blankenship.
10.6	Change in Control Severance Agreement with J. Christopher Adkins.
10.7	Change in Control Severance Agreement with H. Drexel Short, Jr.
10.8	Change in Control Severance Agreement with Thomas J. Dostart.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASSEY ENERGY COMPANY

Date: December 22, 2005	By:	/s/ Thomas J. Dostart
	Name:	Thomas J. Dostart
	Title:	Vice President, General Counsel and Secretary

Exhibit Index

10.1	Letter Agreement of Don L. Blankenship.
10.2	Form of Change in Control Severance Agreement for Tier 1 Participants.
10.3	Form of Change in Control Severance Agreement for Tier 2 Participants.
10.4	Form of Change in Control Severance Agreement for Tier 3 Participants.
10.5	Change in Control Severance Agreement with Don L. Blankenship.
10.6	Change in Control Severance Agreement with J. Christopher Adkins.
10.7	Change in Control Severance Agreement with H. Drexel Short, Jr.
10.8	Change in Control Severance Agreement with Thomas J. Dostart.